Exhibit 99(b)



               Presentation dated November 9, 2000
             with respect to The Walt Disney Company
                               by
    Michael D. Eisner, Chairman and Chief Executive Officer;
     Robert A. Iger, President and Chief Operating Officer;
                               and
   Thomas O. Staggs, Senior Executive Vice President and Chief
                       Financial Officer.



                  *      *      *      *      *


     Good morning and thanks for joining us.

     Here with me today in Burbank, to discuss The Walt Disney
Company's fourth quarter and fiscal year end financial results, are Michael Eisner, Chairman and CEO; Bob Iger, Disney's
President and COO; and Tom Staggs, Disney's Senior Executive Vice
President and Chief Financial Officer.

     For your information, this call is being simulcast over the web at disney.go.com/investors.

     For today's call regarding Disney's yearend financial results, Michael Eisner will lead off with his remarks, followed by Bob Iger and then Tom Staggs. We will then open up the call to you for Q&A.

     We plan to conclude this call in approximately 1 hour. So, let's get started.



[Remarks of Michael D. Eisner, Chairman and Chief Executive
Officer]


     As many of you are aware, we have just concluded our conference call on the Disney Internet Group, so before I talk about the overall Walt Disney Company, let me just say that the Internet continues to be one of the most exciting areas in which our company is involved.

     None of us were around at the start of the movies or the television business, so this is our chance to be on the ground floor of a major entertainment venue as it emerges, which is a pretty extraordinary thing. And, just as with motion pictures and television, the implications for our company will be phenomenal.

     So, that said, let me now say good morning to all of you.
Indeed, this is such a good morning that it's worth getting up early enough to be able to say good morning while it's still morning for those of you listening in New York.

     As many of you have already seen, we capped off FY 2000 with another strong quarter as the entire fiscal year has posted earnings growth well in excess of the 15% compound average growth our company has enjoyed for the past 16 years.

     The year ended up better than we had expected, but not better than what we knew was possible, given our company's wealth of entertainment assets.

     I'm now going to briefly focus on performance in Parks &
Resorts and the Studios, then Bob will summarize Media Networks and Consumer Products and Tom will fill in the details of our financial results.

     Parks and Resorts came in with record operating results for the quarter and for the year. This is the sixth record-breaking year in a row for this business unit, during which time its earnings have grown at a compound annual rate of 13%. This kind of performance isn't just significant in itself, but it has that much greater meaning because Parks and Resorts is so fundamental to what we do. This business provides an immersive Disney experience for people to not just visit Disney but to really live Disney. It is certainly nice to see that consumers continue to seek this experience out in ever greater numbers.

      In FY 2000, Walt Disney World proved to be as popular as ever. Performance was also enhanced by the tremendous success of our innovative FASTPASS, which magically eliminates lines and makes every guest feel like a VIP.

     The Disney Cruise Line is achieving strong performance and - most important -- very strong guest satisfaction, with an astonishing 97 percent of guests rating it as either Excellent or Very Good. My own personal belief is that the other three percent accidentally marked the wrong box. Maybe we should have a recount.

     Perhaps the most gratifying aspect of this years' Parks and Resorts results was the fact that Disneyland had a strong year, apparently unhampered by the adjacent construction and the absence of a major new attraction.

     During recent years, some have argued that the days of bricks-and-mortar entertainment are over as people seek out virtual entertainment. Fortunately, we ignored these false prophets and continued to enhance our incredible collection of theme park assets, while still pursuing the cutting-edge opportunities represented by various forms of new media.

     Consequently, early next year -- as you're all probably tired of hearing but can expect to continue to hear from me -- we will be completely transforming the Disneyland Resort with the addition of a new theme park -- Disney's California Adventure -- a new entertainment district -- Downtown Disney -- a new hotel -- the Grand Californian -- and one very, very large parking garage. This should alter the very essence of our Anaheim property as it becomes a multi-day destination for out-of-towners and a place that invites more frequent repeat visits for locals.

     Later next year, our partners at Oriental Land Company will be unveiling Tokyo DisneySea, which will similarly reshape the Tokyo Disney Resort. In 2002, a second theme park at Disneyland Paris -- Disney Studios -- should solidify and expand on the gains that have been made at that site, which is now the most popular tourist destination in all of Europe. And next week, Bob and Tom will formally close the bank financing for Hong Kong Disneyland. This financing, which is not on Disney's balance sheet, was nearly three-times oversubscribed. I think this represents a great vote of confidence for the success of our second Asian theme park location, which we expect to open in 2005.

     For these reasons -- among many others -- we expect growth at Parks and Resorts to continue to underpin the strength of our entire company.

     As for the Studios, the fourth quarter showed improvement over the prior year, as we stay committed to the path we have set for ourselves earlier in the year, namely to control costs, reduce the overall number of films, and emphasize and expand the Disney brand.

     In this regard, "Remember the Titans"is a recent example of what we are working to achieve. It was originally developed as a Touchstone period drama. But, we came to realize that its underlying messages about values, racial understanding and our nation's history were a perfect match for the Disney brand, so we produced it as a Walt Disney Pictures film. This wonderful -- and moderately budgeted -- motion picture will pass $100 million at the box office this weekend, propelled in part by the strength of the Disney brand.

     There are two overall forces at work in the movie business -
- one is the transition of home video from VHS to DVD and the other, as always, is the unpredictable nature of the product.

     Since the success of individual titles in the film business is inherently unpredictable, I won't make any predictions, but I will share my hunches -- namely, that there is strong potential in our upcoming holiday releases of "102 Dalmatians," "Unbreakable" - from the same team that created "The Sixth Sense"
- and "The Emperor's New Groove" - which is our latest work from feature animation. And, looking further ahead, we have what should be two of the biggest movies of the summer, "Pearl Harbor" and our first wide-screen animated action adventure film, "Atlantis."

     As for the home video market, there is no question that it is morphing into a DVD market. The growth in sales of DVD players has exceeded the growth of CD players at this stage. At the end of 1999, there were 9.7 million DVD players in American households. At the end of this year, there are expected to be
22.3 million units. And, at the end of 2001, it is estimated there will be more than 36 million units.

     This trend is especially important to our company because more and more people are not just buying DVDs of new movies, but they are also buying DVDs of movies they already own on VHS.
A survey conducted earlier this year indicated that 14% of people who own DVD players say they are likely to replace all of their VHS movies, while 55% said they are likely to replace their Disney videos. So, it is safe to say that there will be upside benefit for us from this major shift in home entertainment technology.

          What's more, we have the library and the infrastructure to maximize this opportunity in the months and years ahead -- an opportunity that could take our Studio Entertainment unit to new heights of success.

     Now, here's Bob Iger to brief you on the rest of our company.



[Remarks of Robert A. Iger, President and Chief Operating
Officer]


     Thank you, Michael.

     In fiscal 2000, The Walt Disney Company's media networks flourished:

     The ABC Television Network had its highest revenue-generating year in history with near record profits and leading the broadcast industry's Upfront advertising sales period, capturing 30% of the market.

     ESPN extended its reach through significant growth at ESPN2, ESPN Classic, ESPN Radio, ESPN Magazine and the ESPN Zones.

     The Disney Channel hit major growth strides due largely to its conversion from a premium program service to a basic cable service, yielding an 18% increase in subscribers. And, the reach of our International Disney Channels expanded with the launch of Spanish and Portuguese language Disney Channels in Latin America.

     Toon Disney and SoapNet, our newest program services, posted strong audience performance results and have significant additional subscriber commitments over the next 36 months.

     Our portfolio of advertising sponsored cable assets: ESPN, Lifetime, A&E, History, and E! Entertainment Television, are not only coming off record earnings but sold 75-80% of their commercial inventory in the cable Upfront sales market with double-digit increases in rates.

     And our broadcasting assets, ABC's 10 owned television stations and radio stations and radio networks performed beyond expectations with significant increases in revenue and operating income as compared to the previous year.

     The outlook for fiscal 2001 signals a solid year for our businesses. Despite some early softness in the advertising market this quarter relative to last year, we are well-positioned to respond to market conditions due to our on-going efforts to manage costs and our strong results in this season's Upfront markets. With the Olympics and the elections almost history, we believe that the overall advertising market should strengthen and expect momentum to be restored after the first of the year.

     In terms of ratings performance at the ABC TV Network, on the whole, we are up relative to last season. However, Who Wants to be a Millionaire is not delivering the same audience levels that it did during the January to May period. At the start of this season, we anticipated that there would be a drop-off in Millionaire's ratings as viewers sampled new programming and we protected our business against such shortfalls in audience delivery. Performance to date is below our plan and as a result, we have had to adjust our sellable supply of commercial inventory, in order to meet audience delivery guarantees.

  Despite lower ratings versus the January to May period, Millionaire continues to be an important program for ABC, as it improves the network's performance levels by 20% among Adults 18-49 in the time periods in which it runs as compared to the same time periods last year. Millionaire is a powerful program asset, reaching 79.0 million viewers weekly, and remains a profitable program franchise. Thus, we are confident that the Millionaire format maintains a broad appeal, and are taking steps to create more excitement around the program by developing special event episodes throughout the season including:

*    The extremely popular Celebrity week of Millionaire;
* Family Millionaire, which will have a parent and child in the hot seat facing off against Regis Philbin later this month;
*    Tournaments featuring both high school and college students;
*    Newly-wed couples team Millionaire;
*    Rock & Roll Star Millionaire;
* and changes to the prize structure for special contestant bonuses.

     We believe these programming events and the new escalating bonus prize potential will add drama to the series and lift
Millionaire to true appointment television.

     Our new fall schedule includes some bright spots with the successful debut performance of Geena, starring the Academy Award winning actress Geena Davis, and Gideon's Crossing, starring the Emmy winning actor Andre Braugher. Gideon's Crossing outperforms most of its competition in its Wednesday time period, and we expect it to develop like a similar quality drama on our air, The Practice, which took two years to achieve time period leadership. In terms of returning series, the introduction of Charlie Sheen to Spin City has added a spark to this program with an increase in the delivery of Adults 18-49 over last season.

     We also hope to repeat the success of the series launch of Millionaire last January with the mid-season premiere of The Mole and a number of new comedies. The Mole follows 10 demographically diverse contestants, who work together as a team to accomplish a series of outrageous tasks; the more tasks they accomplish, the more money one of them will win. The one-hour show has a unique twist that will separate it from other game and reality shows already on the air by adding the distinct component of "the Mole," a player whose predetermined purpose is to sabotage the team's efforts to collect all the money. We believe that this program will attract viewers by making them active participants in the drama of trying to figure out the identity of the saboteur. In addition to this compelling new reality program, our midseason comedies feature the incredible talents of James L. Brooks and Joan Cusack, Damon Wayans and Dennis Leary.

     Our other broadcasting businesses and cable businesses are healthy, and contractual commitments are in place to expand the reach of our cable networks this year. ESPN because of its leading position in reaching men, is the beneficiary of the majority of advertising budgets chasing this demographic this fiscal period. As such, ESPN's strong Upfront performance has held to date with second quarter option commitments being met by advertisers. Our television stations currently are pacing ahead of the prior year in the fiscal first quarter due in part to the substantial volume of political spending and margins are strong. Furthermore, we expect to see continued subscriber growth at The Disney Channel, Toon and SoapNet throughout the year, bolstering our affiliate revenue.

     During our last conference call in August, I noted that each one of our business unit's strategies included building and strengthening the companies' brands. To that end, the Consumer Products division has developed turnaround plans for its businesses that begin with this fundamental tactic. While the lead-time for these plans varies by category; the long-term outlook for the overall Disney Consumer Products business is optimistic. I will highlight some of these strategies, which we expect to begin to yield positive financial results in fiscal 2002.

     Turning first to Licensing, which represents 70% of Consumer Product's operating income, we intend to change our current business models to allow for greater flexibility to adapt to market conditions. Rather than relying on our network of licensees to manage Disney's brand identity and brand presentation at point of sale, Licensing now plans to become an active participant in setting our brand identity and presentation at retail. To this end, we are developing new retail models that should result in a more collaborative relationship with key retailers worldwide.

     From a creative property perspective, we plan to diversify our portfolio significantly by aggressively developing new and library properties from our collection of 124 characters -- thus developing a stronger Disney image at retail and bolstering the appeal of our primary characters. Part of this over-arching strategy will be to grant retail exclusives around secondary characters such as Little Simba, Bambi or Tinker Bell, to enable key accounts to be differentiated from each other, thereby providing an attractive retail incentive of market exclusivity.

     Apparel has been our most challenged licensed category over the last few years. Although our business model remained the same, the retail landscape experienced considerable change during this period in terms of consolidation and growth of mass market retailers. In addition, these retailers rather than relying on external brands, provide consumers with a wider selection of private label brands characterized by high quality and a high price-to-value relationship, putting further pressure on our ability to capture market share.

     In response to these market changes, we plan to extend the Disney brand into the non-character segment of the children's apparel market, offering totally new thematic collections. Furthermore, we will execute a direct to retail licensing model, in order to tap into this new opportunity. We have had discussions with the 20 largest retailers in the world about this strategy and have received an overwhelmingly positive response.

     Our strategies in toys are very different from apparel. Consumer Products has enjoyed an 11 year near exclusive relationship with Mattel, a world-class company and category leader in infant and pre-school toys and fashion dolls. Hasbro has had a similar level of success in building programs around film properties such as Star Wars, Batman, and Jurassic Park, becoming leaders in the boy's categories of action figures, vehicles, games and puzzles. Taking advantage of the strengths of these two companies, Consumer Products has restructured our alliances with each company. Going forward, Mattel will focus on Disney Standard Characters including Mickey, Winnie the Pooh, and princesses, capitalizing on its leadership position in infant and pre-school toys and dolls, and Hasbro will focus on film properties capitalizing on its market position in action figures, vehicles, games and puzzles. By aligning ourselves with the strongest players in each category, we believe we significantly can grow our market share in toys.

     In Disney Publishing, which represents 16% of Consumer Products' operating income, we are the world's largest publisher of children's books and magazines, selling 345 million copies annually. This profitable division has become an important source for content that can be leveraged across the company.

     Another growth area for Consumer Products is our Interactive division, which represents 8% of Consumer Products' operating income and experienced double-digit growth this year. We've spent the last two years expanding our title base and diversifying our product range by category, platform and geography.

     Rounding out Consumer Products, The Disney Store represents 6% of Consumer Products' operating income. The Disney Stores continue to be important to the Disney brand, as they are the primary interface between the brand and the consumer and have a halo effect over our entire consumer products business. This month, we've launched our first-ever on-air marketing campaign in support of the stores with creative that focuses on our new merchandise that ties into our theatrical release 102 Dalmatians. Our two new store design prototypes, which opened last month, allow us to make a powerful brand statement in a more efficient retail environment. We will be measuring the success of these design concepts, fine tuning where necessary, and rolling out a significant number of the new format over the next two years. Store remodels and optimizing the chain size are fundamental to The Disney Store's renewal strategy, and are consistent with our requirement of double-digit returns on Disney capital from our divisions.

     The shortest lead-time business I discussed is apparel. To that end, we have begun the process of diversifying our property portfolio with a company-wide initiative behind Disney Princesses, and will begin to see results in this fiscal year. Lead-time in toys is impacted by our new licensee alignment, which does not go into effect until the release of Monsters, Inc. in the fall of 2001.

     Growing our branded businesses in the U.S. and international markets is critical, and I believe that we are well poised to increase the reach of The Walt Disney Company through our consumer products and media assets, which are powerful growth drivers for the company.

     I'd like to turn the call over to Tom Staggs, who will review our quarterly and fiscal year results.



[Remarks of Thomas O. Staggs, Senior Executive Vice President and
Chief Financial Officer]



     Thank you, Bob.

     Since we discussed the results for the Walt Disney Internet
Group on our earlier call, I will concentrate my remarks on Disney apart from our retained interest in the Internet Group.

     For the fourth quarter of fiscal 2000, our revenues increased 6% to $6 billion. Operating income was $898 million, up 58% excluding restructuring charges taken in the prior year quarter, and net income was up 77% to $417 million, which delivered earnings per share of $0.20.

     For the full year our results were equally robust. Revenues were $25 billion, an increase of 9% over the prior year. Operating income was $4 billion, which represents a 26% increase, and net income was $1.9 billion. Fully diluted earnings per share were $0.92 -- 42% higher than pro-forma results from last year.

     Media Networks, led by our broadcasting group, was our strongest performing division for both the quarter and the year. Media Networks revenue for the fourth quarter totaled $2.2 billion, bringing revenues for the year to $9.6 billion: a 21% increase over 1999. Operating income for the quarter totaled $460 million, which means that for the year, Media Networks operating profit grew 45% over 1999 to a total of roughly $2.3 billion.

     Broadcasting benefited from a 21% year-over-year increase in advertising revenues, which drove a 95%increase in operating profit. These results are indicative of the tremendous earnings power of this businesses. And it should not go unnoticed that in these business, great earnings equals great cash flow. As a whole, Media Networks generated over $2.4 billion in EBITDA. I should also have to commend the broadcasting group management team, because even as they generated revenues that far exceeded expectations, they managed costs to within 1% of their original budget for the year.

     Cable Television also contributed significantly to the year's success even as we continued to invest in new growth initiatives like SoapNet and our 3 newest international Disney Channels. Overall, Disney's share of operating income from its total cable television activities increased by 7% for the quarter and 25% for the year. As a result, Disney's cable-based operating profit totaled more than $1.2 billion in our 2000 fiscal year.

     The biggest component of our cable TV activities is, of course, ESPN, which benefited from increased affiliate fees, a growing subscriber base and a 20% year-over-year increase in advertising revenue, delivering growth despite the impact of higher costs of new sports contracts. It is worth noting that after the first two quarters of this year, we will lap these rights fee increases, making our year-over-year comparisons somewhat easier.

     At the Disney Channel, subscriber growth and the conversion to basic cable in key markets were positive contributors for both
the quarter and for the full year.   In fact, on Oct. 28th we
celebrated the latest conversion of the Disney Channel to basic, when Time Warner added 1.2 million basic homes in New York to the Disney Channel universe.

     Bob mentioned the initial softness in the advertising market so far this year. While we look for a reversal of this trend later in the year, it is worth noting that Disney generates well under 50% of its cable revenues from advertising. In fact, just 40% of ESPN's revenue and virtually none of the Disney Channel's revenue is advertising based. Therefore, we believe that our cable businesses are both powerful drivers of future growth and generally more resistant to advertising downturns than many other cable programming networks.

     Still, looking ahead, the ad market coupled with network ratings will be the biggest variables in Media Networks results for next year. I would expect that the early softness will likely impact our earnings for the first quarter of the year. As we look further down the road, though, we are confident in the ongoing strength of our Media Networks business for all the reasons that Bob has mentioned.

     While in fiscal year 2000 the Media Networks segment showed just what a powerful growth driver it can be, Studio
Entertainment was experiencing the year of transition that we had indicated it would.

     The Studios ended the year with just under $6 billion in revenue, off slightly from the prior year, and operating income of $110 million, down from the $154 million recorded in 1999. Nonetheless, the segment ended the year on a significantly more positive note, posting operating income of $87 million versus a loss of $84 million in Q4 of the prior year.

     In the Studios' Home Video business, difficult comparisons early in the year dampened overall results. Despite the success of Tarzan and the Gold Collection, these titles faced difficult comparisons to the prior year's slate, which included Simba's
Pride, A Bug's Life and Mulan.   However, in the fourth quarter,
the performance of Little Mermaid II: Return to the Sea, The Tigger Movie and Buzz Lightyear: Star Command as well as the solid theatrical performances of films like Scary Movie, Coyote Ugly and The Kid all contributed to our positive earnings.

     For next year, the key drivers of Studio Entertainment performance will be the new release slate, starting with the key films that Michael noted in addition to the performance of new releases on VHS and DVD, including Toy Story 2 and Dinosaur. While Michael discussed the anticipated creative success of our 2001 slate, progress also has been made on the financial side.
We have taken $500 million out of our annual investment in live action films over the past 2 years and have significantly brought down the cost of our animated films going forward. Our film slate is also more heavily weighted toward films with low to moderate budgets that Peter Schneider and his team feel have
strong potential commercial appeal.   And, as Michael outlined,
in big budget pictures like Pearl Harbor, we are structuring deals to mitigate our financial risk. The success of Remember the Titans is an encouraging sign that our strategy here will pay off. In addition, during the year we will complete the rollout of the Gold Collection, which we hope will benefit greatly from the continued growth of DVD.

     In Consumer Products for the quarter, revenues were $628 million, down somewhat from the $672 recorded in the fourth quarter of 1999. Operating income improved from $80 million to $100 million, largely reflecting the impact of restructuring charges in the prior year. For the year, Consumer Products delivered revenues of $2.6 billion, a decline of 6%, while operating income for 2000 was down 20% to $454 million.

     Results for both the quarter and the full year reflect continued softness in worldwide licensing, which, as we have said, is a trend that we are taking steps to reverse over time. Nonetheless, it is unlikely that Consumer Products will be a growth driver for 2001, with the first quarter being the most
difficult in terms of year over year comparisons.   Our Consumer
Products business certainly is still the most successful of its kind. However, as Bob mentioned, we are single-mindedly focused on better tapping into the strength of this business and we are confident that we will be successful in doing so over the longer term.

     Next, in our Parks and Resorts division, strategies to drive demand through broad marketing-based celebrations spurred record-breaking growth for both the year and the quarter.

     For the quarter, Parks and Resorts generated revenues of $1.7 billion and operating income of $362 million, both of which represent a 10% increase over the same period last year. And for the year, Parks and Resorts revenue grew from $6.1 to $6.8 billion, and operating income increased by 10% to a record $1.6 billion.

     Contributing to our increases for both the quarter and the year were:

* The Millennium Celebration at Epcot, which increased traffic across our Florida parks, driving record attendance at Walt
     Disney World;

* At Disneyland, the success of the Annual Pass Program and the 45th Anniversary Celebration, which increased attendance most notably within our local resident segment;

*    Increased guest spending on Millennium and Disneyland 45th
     Anniversary merchandise;

* And of course, the positive impact of FASTPASS on guest satisfaction, spending and intent to return cannot be overlooked. By the end of 2001, we expect to have over 50 FASTPASS locations installed in all our parks throughout the world.

     Also contributing to our results was the impact of over $80 million in productivity improvement and cost reduction initiatives achieved by our Parks and Resorts division. Remember that for the quarter, Parks and Resorts delivered these robust results despite the fact that we have begun to book pre-opening costs for Disney's California Adventure. These costs will continue through the 2nd quarter of fiscal 2001, and we expect that they will have roughly a $55 million impact on Parks and Resorts operating earnings for fiscal 2001.

     In recent years we have been a net investor in our Parks and Resorts business, so it is important to note that after tax free cash flow from this segment totaled more than $450 million this past fiscal year even as we invested significant capital in projects like Disney's California Adventure in Anaheim and the Animal Kingdom Lodge in Florida. So we are well on our way to generating the $1 billion plus in annual free cash flow that we are expecting from this segment in 2002 and beyond.

     For 2001, the key to Parks and Resorts results will be the opening of Disney's California Adventure. At the Disneyland Resort, we expect nearly 6 million guests to visit Disney's California Adventure during the park's first eight months of operations, which will begin February 8.. As I mentioned, the pre-opening expenses for Disney's California Adventure will be incurred and expensed throughout the year. At Walt Disney World, the Millennium Celebration draws to an end in January. Growth drivers for the next year in our Orlando resort will include new hotels like Animal Kingdom Lodge and new attractions, like Aladdin's Magic Carpet Ride in late spring.

     Given the strength of our results, Disney's overall cash flow increased significantly on a year-over-year basis. As a result, Disney's net debt decreased by more than $2 billion from Q4 1999 to Q4 2000 and Net Interest expense declined by 13%. As we have mentioned in the past, we believe that the strength of our cash flow and financial position will be an increasingly important asset going forward. During the quarter, we purchased 1 million Disney shares for approximately $40 million bringing our total repurchase for the year to 4.9 million shares at a cost of $155 million. As I mentioned earlier this morning, we also purchased slightly over 900,000 shares of the Walt Disney Internet Group at a cost of roughly $11 million. And lastly, let me restate that we remain on track to deliver the $500 million in annual savings by 2001 that we targeted at the beginning of the year.

     I have tried to outline some of the key variables that will
most influence our results over the coming year.   While we are
not going to project actual earnings for our next fiscal year today, I hope our discussion of 2001 gives you a sense of our continued confidence in the outlook for Disney. For the first fiscal quarter of 2001 we believe that the factors we have outlined will likely result in our posting earnings that are roughly on par with last year's $0.25 per share. As we continue to follow the strategies we have outlined on this call, and as we roll out quality new products, content and services throughout the year, we expect that our earnings outlook will be very positive.

     A year ago, we identified our 2000 fiscal year as one in which we would lay the foundation for the company's next phase of
growth.   And, while our earnings for the year have been
unquestionably strong, we've remained focused on positioning ourselves for the future. While successfully leveraging the unprecedented strength of the ad market and ratings improvements at the ABC Network, we continued to lay the groundwork for long term growth in our cable television assets through the continued development of the ESPN brand and the launch of SoapNet domestically and the expansion of the Disney Channel's reach both domestically and internationally. We have planned and begun executing turnaround strategies for both Studio Entertainment and Consumer Products. As we generated another year of record performance in Parks & Resorts, we also continued to manage the development of four additional parks at various locations around
the world.   Finally, we have substantially augmented our
attention to returns on capital and generation of free cash flow across our various lines of business, which will help insure that our growth initiatives are consistent with our overall objective of delivering ever-greater value for our shareholders.



[Remarks of Winifred Webb, Senior Vice President of Investor
Relations]


     Thanks again for joining us today. Let me remind you that certain statements in today's press release and on this conference call may constitute forward-looking statements under Federal securities laws. These statements are subject to a number of risks and uncertainties and actual results may differ materially from those expressed or implied in light of future decisions by the company and by market, economic, competitive and technological developments beyond the company's control. For more information on factors that may affect future performance, you may wish to review our periodic financial reports, which are available at our disney.com investor relations websites.

This concludes Disney's year-end conference call.


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